Exhibit 99.1

Contacts:

Medivation, Inc.	WCG
Patrick Machado, Chief Business Officer	Nicole Foderaro
(415) 829-4101	(415) 946-1058

MEDIVATION REPORTS FIRST QUARTER 2010

FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

— Conference Call Today at 4:30 p.m. Eastern Time —

SAN FRANCISCO, May 10, 2010 – Medivation, Inc. (NASDAQ: MDVN) today provided a corporate update and reported its financial results for the first quarter ended March 31, 2010.

“After thorough review of all available dimebon data, including the disappointing CONNECTION results, Medivation remains committed to determining whether dimebon may offer clinical benefit to Alzheimer’s and Huntington disease patients,” said David Hung, MD, president and chief executive officer of Medivation. “We will continue to enroll patients in the 12-month Phase 3 CONCERT trial in mild-to-moderate Alzheimer’s patients and the six-month Phase 3 HORIZON study in Huntington disease, and will stop our two ongoing Phase 3 trials in moderate-to-severe Alzheimer’s disease. In reaching this conclusion, we considered all dimebon data generated thus far, including the negative CONNECTION data, the clinical benefit seen in two prior dimebon trials in mild-to-moderate Alzheimer’s disease and Huntington disease, the excellent safety and tolerability profile in all dimebon trials to date covering more than 2,000 patients, the preclinical data consistently showing that dimebon is pharmacologically active, and the potential risks and returns of continuing development for Alzheimer’s and Huntington diseases. We believe both the CONCERT and HORIZON studies offer independent pathways to registration, and we will be meeting with the Food and Drug Administration this quarter to discuss the CONNECTION data and obtain guidance on our proposed regulatory path forward.”

“We also continue to make progress on our MDV3100 program,” continued Dr. Hung. “This year we and our partner Astellas expect to complete enrollment in the Phase 3 AFFIRM trial in advanced prostate cancer patients and to initiate three new trials in earlier-stage prostate cancer, including a second Phase 3 trial. Our cash position remains strong and, based on current assumptions, we expect our cash to last beyond 2012, without regard to whether Pfizer elects to remain in our dimebon collaboration. We also expect to have reported top-line data from the CONCERT, HORIZON and AFFIRM trials by the end of 2012.”

Recent Accomplishments and Anticipated Milestones

Dimebon (latrepirdine*)

•

Completed an analysis of data from the Phase 3 CONNECTION trial in patients with mild-to-moderate Alzheimer’s disease, and confirmed that dimebon did not show clinical benefit in this trial. The analysis did not identify any systematic issues with the conduct of the trial or with the drug product that would explain the results.

•

Continued to enroll patients in CONCERT, with the goal of completing patient accrual in 2010. This 12-month randomized, double-blind, placebo-controlled Phase 3 clinical trial in patients with mild-to-moderate Alzheimer’s disease is evaluating the potential efficacy of dimebon when added to ongoing treatment with donepezil.

•

Continued to enroll patients in HORIZON, with the goal of completing patient accrual in 2010. This six-month, randomized, double-blind, placebo-controlled Phase 3 trial is evaluating dimebon’s potential benefits on cognition in patients with Huntington disease.

•

Agreed with our partner Pfizer to discontinue the CONSTELLATION and CONTACT Phase 3 trials in patients with moderate-to-severe Alzheimer’s disease. These trials were part of a label expansion strategy for dimebon, which can be revisited at a later time if the results of the ongoing CONCERT trial warrant.

*	Latrepirdine is the proposed generic name for dimebon.

MDV3100

•

Announced publication in The Lancet of positive efficacy data from the Phase 1-2 trial of MDV3100 in advanced prostate cancer patients. MDV3100 demonstrated anti-tumor activity as evaluated by reductions in prostate specific antigen (PSA) levels, radiographic findings and circulating tumor cell (CTC) counts. MDV3100 was generally well-tolerated in this trial at doses up to and including 240 mg/day.

•

Continued to enroll patients in the AFFIRM trial, with the goal of completing patient accrual in 2010. This randomized, double-blind, placebo-controlled Phase 3 survival trial is evaluating 160 mg/day of MDV3100 in men with castration-resistant prostate cancer who have been previously treated with docetaxel-based chemotherapy.

•

Obtained issuance of a U.S. patent claiming MDV3100’s composition of matter. The term of this patent runs through 2027, and under current law is eligible for up to five years’ patent term extension based on time spent pursuing regulatory approval to market MDV3100.

•

On track to initiate three new MDV3100 trials in earlier-stage prostate cancer this year: a Phase 3 trial in men with chemotherapy-naïve castration-resistant prostate cancer; a Phase 2 head-to-head trial comparing MDV3100 with bicalutamide; and a Phase 1 trial in hormone-naive patients. Initiation of the Phase 3 trial would trigger a $10 million milestone payment under our collaboration agreement with Astellas.

Corporate

•	Implemented a 20 percent workforce reduction to focus resources on the prioritized CONCERT and HORIZON dimebon trials and expanded development of MDV3100.

First Quarter 2010 Financial Results

Revenue for the first quarter of 2010 was $15.7 million, consisting of partial recognition of the non-refundable up-front payments of $225.0 million received from Pfizer in the fourth quarter of 2008 and $110.0 million received from Astellas in the fourth quarter of 2009. Both up-front payments were recorded as deferred revenue upon receipt and are being recognized on a straight-line basis over the estimated performance period of the Company’s obligations under the applicable collaboration agreement, which the Company presently expects to complete in the second quarter of 2013 for the Pfizer collaboration and in the fourth quarter of 2014 for the Astellas collaboration.

For the three months ended March 31, 2010, total operating expenses were $33.4 million, compared with total operating expenses of $22.1 million for the same period in 2009. These figures include non-cash stock-based compensation expense of $3.5 million in the quarter ended March 31, 2010, compared with $2.6 million for the same period in 2009.

Beginning in October 2008, Pfizer became responsible for 60 percent of all dimebon-related development and commercialization costs in the U.S., and 100 percent of such costs outside the U.S. Beginning in October 2009, Astellas became responsible for 50 percent of all MDV3100-related development and commercialization costs in the U.S. (other than costs for clinical trials supporting development in both the U.S. and either Europe or Japan, including the ongoing Phase 3 AFFIRM trial and the two additional trials in earlier-stage prostate cancer we expect to initiate in 2010, which are borne two-thirds by Astellas and one-third by Medivation) and 100 percent of such costs outside the U.S. The parties make quarterly true-up payments as necessary to ensure that each bears its applicable share of costs. For the first quarter of 2010, the net true-up payments payable to Medivation were $4.6 million and $6.1 million under the Pfizer and Astellas collaborations, respectively. Medivation presents these cost-sharing true-up payments in the applicable expense line of its consolidated statement of operations.

Medivation reported a net loss for the quarter ended March 31, 2010, of $17.5 million, or $0.51 per share, compared with a net loss of $5.6 million, or $0.19 per share, for the same period in 2009.

Cash, cash equivalents and short-term investments at March 31, 2010, totaled $255.5 million, compared with $278.2 million at December 31, 2009.

2010-12 Financial Outlook

Medivation currently expects that total operating expenses for 2010, net of cost-sharing payments from Pfizer and Astellas, will be between $105 and $115 million. This forecast includes approximately $13.5 million of non-cash stock-based compensation expense. We also expect to receive a $10 million milestone payment from Astellas in 2010 upon initiation of the second Phase 3 study of MDV3100.

Medivation believes that its existing cash resources are adequate to fund its currently budgeted operations beyond 2012, without regard to whether Pfizer elects to remain in the dimebon collaboration. By the end of 2012, the Company expects to have reported top-line data from the CONCERT trial in mild-to-moderate Alzheimer’s disease, the HORIZON trial in Huntington disease, and the AFFIRM trial in castration-resistant prostate cancer patients who have failed chemotherapy.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website at www.medivation.com. A replay also will be available for 30 days following the live call.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. In September 2008, Medivation announced a global agreement with Pfizer, Inc to develop and commercialize dimebon (latrepirdine) for the treatment of Alzheimer’s and Huntington diseases. With Pfizer, Medivation is conducting a clinical development program that includes CONCERT, a Phase 3 trial assessing dimebon in patients with mild-to-moderate Alzheimer’s disease, and HORIZON, a Phase 3 trial of dimebon in Huntington disease. In October 2009, Medivation entered into a global agreement with Astellas Pharma Inc. to develop and commercialize MDV3100 for both early- and late-stage prostate cancer. The first Phase 3 clinical trial in the MDV3100 development program, known as the AFFIRM trial, is under way in patients with castration-resistant prostate cancer who have previously been treated with docetaxel-based chemotherapy. Additional trials in earlier-stage prostate cancer will begin in 2010. For more information, please visit us at www.medivation.com.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates, potential changes to the dimebon development program, the potential completion of patient enrollment in ongoing clinical trials, potential pathways to registration of dimebon, the potential initiation of new clinical trials and a related milestone payment, the anticipated timing of announcement of top-line data from clinical trials, the therapeutic and commercial potential of Medivation’s product candidates, the continued effectiveness of, and continuing collaborative activities under, Medivation’s collaboration agreements with Pfizer and Astellas, potential future cash sufficiency, potential future operating expense and cost-sharing payment levels and other future expected financial results, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s dimebon development activities, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, including Medivation’s dependence on the efforts of and funding by Pfizer and Astellas for the development of dimebon and MDV3100, respectively, including the risk that Pfizer could elect to unilaterally terminate the dimebon collaboration agreement with Medivation at its election at any time, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreements, the manufacturing of Medivation’s product candidates, including Medivation’s dependence on Pfizer for the manufacture of all clinical requirements of dimebon, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended March 31, 2010, filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

~financial statements follow~

MEDIVATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Collaboration revenue	$15,734	$16,340

Operating expenses:
Research and development	25,582	15,776
Selling, general and administrative	7,839	6,305

Total operating expenses	33,421	22,081

Loss from operations	(17,687)	(5,741)
Other income (expense):
Interest income	113	509
Other income (expense), net	109	51

Total other income	222	560

Net loss before income tax	(17,465)	(5,181)
Income tax expense	—	428

Net loss	$(17,465)	$(5,609)

Basic and diluted net loss per common share	$(0.51)	$(0.19)

Weighted average common shares used in the calculation of basic and diluted net loss per share	33,953	30,105

MEDIVATION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$118,966	$57,463
Short-term investments	136,485	220,781
Receivable from collaboration partners	10,948	6,490
Prepaid expenses and other current assets	6,805	9,343

Total current assets	273,204	294,077
Property and equipment, net	1,077	1,092
Restricted cash	843	843
Other non-current assets	1,046	678

Total assets	$276,170	$296,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,379	$4,840
Accrued expenses	16,759	12,054
Deferred revenue	63,227	86,570
Other current liabilities	146	800

Total current liabilities	87,511	104,264
Deferred revenue, net of current	174,207	166,598
Other non-current liabilities	495	554

Total liabilities	262,213	271,416

Stockholders’ equity:
Preferred stock, $0.01 par value per share;
1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share;
50,000,000 shares authorized; issued and outstanding 34,007,651 shares at March 31, 2010 and 33,823,062 at December 31, 2009	340	338
Additional paid-in capital	208,482	202,361
Accumulated other comprehensive gain (loss)	13	(12)
Accumulated deficit	(194,878)	(177,413)

Total stockholders’ equity	13,957	25,274

Total liabilities and stockholders’ equity	$276,170	$296,690